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                                                                    Exhibit 21.1


                         SUBSIDIARIES OF THE REGISTRANT

     The following lists the subsidiaries of Allegheny Teledyne Incorporated, excluding those subsidiaries which, considered in the aggregate as a single subsidiary, do not constitute a significant subsidiary. The subsidiaries listed are all wholly owned, either directly or indirectly.


Name of Subsidiary                                State of Incorporation
------------------                                ----------------------

Allegheny Ludlum Corporation                      Pennsylvania

Teledyne, Inc.                                    Delaware

Teledyne Industries, Inc.                         California

Jessop Steel Company                              Pennsylvania

AII Acquisition Corp.                             Delaware

ALC Funding Corporation                           Delaware

Oregon Metallurgical Corporation                  Oregon